Exhibit 99.1

SPRINT NEXTEL CORPORATION

Index to Consolidated Financial Statements

Page Reference
Sprint Consolidated Financial Statements
Report of KPMG LLP, Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets as of December 31, 2012 and 2011	3
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012, 2011 and 2010	4
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	5
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2012, 2011 and 2010	6
Notes to the Consolidated Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Sprint Nextel Corporation:

We have audited the accompanying consolidated balance sheets of Sprint Nextel Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2012. We also have audited Sprint Nextel Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Sprint Nextel Corporation’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We did not audit the financial statements of Clearwire Corporation and its consolidated subsidiary Clearwire Communications, LLC (collectively, “Clearwire”), a 50.4% owned investee company. Sprint Nextel Corporation’s investment in Clearwire included $674 million and $1.7 billion at December 31, 2012 and December 31, 2011, respectively, and its equity in losses of Clearwire included $1.1 billion, $1.7 billion, and $1.3 billion for the years 2012, 2011, and 2010, respectively. The financial statements of Clearwire were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to those amounts included for Clearwire, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sprint Nextel Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Sprint Nextel Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Sprint Nextel Corporation adopted accounting guidance regarding the presentation of the consolidated statement of comprehensive loss in 2011 and testing indefinite-lived intangible assets for impairment in 2012.

/s/ KPMG LLP

Kansas City, Missouri

February 28, 2013

SPRINT NEXTEL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(in millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$6,351	$5,447
Short-term investments	1,849	150
Accounts and notes receivable, net	3,658	3,206
Device and accessory inventory	1,200	913
Deferred tax assets	1	130
Prepaid expenses and other current assets	700	491

Total current assets	13,759	10,337
Investments	1,053	1,996
Property, plant and equipment, net	13,607	14,009
Intangible assets
Goodwill	359	359
FCC licenses and other	20,677	20,453
Definite-lived intangible assets, net	1,335	1,616
Other assets	780	613

Total assets	$51,570	$49,383

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,487	$2,348
Accrued expenses and other current liabilities	5,008	4,143
Current portion of long-term debt, financing and capital lease obligations	379	8

Total current liabilities	8,874	6,499
Long-term debt, financing and capital lease obligations	23,962	20,266
Deferred tax liabilities	7,047	6,986
Other liabilities	4,600	4,205

Total liabilities	44,483	37,956

Commitments and contingencies
Shareholders’ equity:
Common shares, voting, par value $2.00 per share, 6.5 billion shares authorized, 3.010 and 2.996 billion shares issued	6,019	5,992
Paid-in capital	47,016	46,716
Accumulated deficit	(44,815)	(40,489)
Accumulated other comprehensive loss	(1,133)	(792)

Total shareholders’ equity	7,087	11,427

Total liabilities and shareholders’ equity	$51,570	$49,383

See Notes to the Consolidated Financial Statements

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2012	2011	2010
	(in millions, except per share amounts)
Net operating revenues	$35,345	$33,679	$32,563
Net operating expenses:
Cost of services and products (exclusive of depreciation and amortization included below)	20,841	19,015	17,492
Selling, general and administrative	9,765	9,592	9,438
Severance, exit costs and asset impairments	298	106	133
Depreciation and amortization	6,543	4,858	6,248
Other, net	(282)	—	(153)

	37,165	33,571	33,158

Operating (loss) income	(1,820)	108	(595)

Other (expense) income:
Interest expense	(1,428)	(1,011)	(1,464)
Equity in losses of unconsolidated investments, net	(1,114)	(1,730)	(1,286)
Other income (expense), net	190	(3)	46

	(2,352)	(2,744)	(2,704)

Loss before income taxes	(4,172)	(2,636)	(3,299)
Income tax expense	(154)	(254)	(166)

Net loss	(4,326)	(2,890)	(3,465)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(4)	2	(8)
Unrealized holding gains on securities:
Unrealized holding gains on securities	5	6	—
Less: reclassification adjustment for realized gains included in net loss	(3)	(4)	(3)

Net unrealized holding gains (losses) on securities	2	2	(3)
Unrecognized net periodic pension and other postretirement benefits:
Net actuarial loss	(404)	(349)	(171)
Less: Amortization of actuarial loss and prior service cost included in net loss	65	55	32

Net unrecognized net periodic pension and other postretirement benefits	(339)	(294)	(139)

Other comprehensive loss	(341)	(290)	(150)

Comprehensive loss	$(4,667)	$(3,180)	$(3,615)

Basic and diluted net loss per common share	$(1.44)	$(0.96)	$(1.16)

Basic and diluted weighted average common shares outstanding	3,002	2,995	2,988

See Notes to the Consolidated Financial Statements

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Cash flows from operating activities
Net loss	$(4,326)	$(2,890)	$(3,465)
Adjustments to reconcile net loss to net cash provided by operating activities:
Asset impairments	102	78	125
Depreciation and amortization	6,543	4,858	6,248
Provision for losses on accounts receivable	561	559	430
Share-based and long-term incentive compensation expense	82	73	70
Deferred income tax expense	209	231	230
Equity in losses of unconsolidated investments, net	1,114	1,730	1,286
Gains from asset dispositions and exchanges	(29)	—	(69)
Contribution to pension plan	(108)	(136)	—
Spectrum hosting contract termination	(236)	—	—
Other changes in assets and liabilities:
Accounts and notes receivable	(892)	(729)	(473)
Inventories and other current assets	(486)	(238)	9
Accounts payable and other current liabilities	577	90	558
Non-current assets and liabilities, net	(11)	48	(27)
Other, net	(101)	17	(107)

Net cash provided by operating activities	2,999	3,691	4,815

Cash flows from investing activities
Capital expenditures	(4,261)	(3,130)	(1,935)
Expenditures relating to FCC licenses	(198)	(258)	(459)
Reimbursements relating to FCC licenses	—	135	—
Investment in Clearwire	(228)	(331)	(58)
Proceeds from sales and maturities of short-term investments	1,513	980	155
Purchases of short-term investments	(3,212)	(830)	(350)
Other, net	11	(9)	91

Net cash used in investing activities	(6,375)	(3,443)	(2,556)

Cash flows from financing activities
Proceeds from debt and financings	9,176	4,000	—
Repayments of debt and capital lease obligations	(4,791)	(3,906)	(862)
Debt financing costs	(134)	(86)	(51)
Proceeds from issuance of common shares, net	29	18	8

Net cash provided by (used in) financing activities	4,280	26	(905)

Net increase in cash and cash equivalents	904	274	1,354
Cash and cash equivalents, beginning of year	5,447	5,173	3,819

Cash and cash equivalents, end of year	$6,351	$5,447	$5,173

See Notes to the Consolidated Financial Statements

SPRINT NEXTEL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in millions)

	Common Shares		Paid-in Capital	Treasury Shares		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares (1)	Amount		Shares	Amount
Balance, December 31, 2009	3,007	$6,015	$46,793	34	$(582)	$(33,779)	$(352)	$18,095

Net loss						(3,465)		(3,465)
Other comprehensive loss, net of tax							(150)	(150)
Issuance of common shares, net	1	1	(1)	(14)	355	(347)		8
Share-based compensation expense			59					59
Other, net			(10)			9		(1)

Balance, December 31, 2010	3,008	$6,016	$46,841	20	$(227)	$(37,582)	$(502)	$14,546

Net loss						(2,890)		(2,890)
Other comprehensive loss, net of tax							(290)	(290)
Issuance of common shares, net	7	14	—	(1)	21	(17)		18
Share-based compensation expense			43					43
Conversion of series 2 to series 1 common shares	(19)	(38)	(168)	(19)	206			—

Balance, December 31, 2011	2,996	$5,992	$46,716	—	$—	$(40,489)	$(792)	$11,427

Net loss						(4,326)		(4,326)
Other comprehensive loss, net of tax							(341)	(341)
Issuance of common shares, net	14	27	2					29
Share-based compensation expense			44					44
Beneficial conversion feature on convertible bond			254					254

Balance, December 31, 2012	3,010	$6,019	$47,016	—	$—	$(44,815)	$(1,133)	$7,087

(1)	See note 14 for information regarding common shares.

See Notes to the Consolidated Financial Statements

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

INDEX

		Page Reference
1.	Description of Operations	8
2.	Summary of Significant Accounting Policies and Other Information	8
3.	Proposed Business Transactions and Acquisitions	13
4.	Investments	15
5.	Financial Instruments	18
6.	Property, Plant and Equipment	18
7.	Intangible Assets	19
8.	Long-Term Debt, Financing and Capital Lease Obligations	21
9.	Severance, Exit Costs and Asset Impairments	24
10.	Supplemental Financial Information	26
11.	Income Taxes	27
12.	Spectrum Hosting	30
13.	Commitments and Contingencies	30
14.	Shareholders’ Equity and Per Share Data	34
15.	Segments	35
16.	Quarterly Financial Data (Unaudited)	39
17.	Subsequent Events	39

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Operations

Sprint Nextel Corporation, including its consolidated subsidiaries, (“Sprint,” “we,” “us,” “our” or the “Company”) is a communications company offering a comprehensive range of wireless and wireline communications products and services that are designed to meet the needs of individual consumers, businesses, government subscribers and resellers. We have organized our operations to meet the needs of our targeted subscriber groups through focused communications solutions that incorporate the capabilities of our wireless and wireline services.

The Wireless segment includes retail, wholesale, and affiliate service revenue from a wide array of wireless voice and data transmission services and equipment revenue from the sale of wireless devices and accessories in the U.S., Puerto Rico and the U.S. Virgin Islands.

The Wireline segment includes revenue from domestic and international wireline voice and data communication services, including services to the cable multiple systems operators that resell our local and long distance services and use our back office systems and network assets in support of their telephone service provided over cable facilities primarily to residential end-use subscribers.

Note 2.	Summary of Significant Accounting Policies and Other Information

Consolidation Policies and Estimates

The consolidated financial statements include our accounts, those of our wholly owned subsidiaries, and subsidiaries we control or in which we have a controlling financial interest. All significant intercompany transactions and balances have been eliminated in consolidation. Investments where Sprint maintains majority ownership, but lacks full decision making ability over all major issues, are accounted for using the equity method. Sprint’s most significant equity investment is in Clearwire for which Sprint does not have a controlling vote or the ability to control operating and financial policies.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States (GAAP). This requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. These estimates are inherently subject to judgment and actual results could differ.

Certain prior period amounts have been reclassified to conform to the current period presentation. Subsequent events were evaluated for disclosure through the date on which the financial statements were filed with the Securities and Exchange Commission (SEC).

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash equivalents generally include highly liquid investments with maturities at the time of purchase of three months or less. These investments may include money market funds, certificates of deposit, U.S. government and government-sponsored debt securities, corporate debt securities, municipal securities, bank-related securities, and credit and debit card transactions in process.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established to cover probable and reasonably estimable losses. Because of the number of subscriber accounts, it is not practical to review the collectibility of each of those accounts individually to determine the amount of allowance for doubtful accounts each period, although some account level analysis is performed with respect to large wireless and wireline subscribers. The estimate of allowance for doubtful accounts considers a number of factors, including collection experience, aging of the accounts receivable portfolios, credit quality of the subscriber base and other qualitative considerations, including macro-economic factors. Amounts written off against the allowance for doubtful accounts, net of recoveries and other adjustments, were $549 million, $519 million, and $437 million in 2012, 2011 and 2010, respectively.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Device and Accessory Inventory

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Costs of devices and related revenues generated from device sales (equipment net subsidy) are recognized at the time of sale. Expected equipment net subsidy is not recognized prior to the time of sale because the promotional discount decision is generally made at the point of sale and because the equipment net subsidies are expected to be recovered through service revenues.

The net realizable value of devices and other inventory is analyzed on a regular basis. This analysis includes assessing obsolescence, sales forecasts, product life cycle, marketplace and other considerations. If assessments regarding the above factors adversely change, we may be required to sell devices at a higher subsidy or potentially record expense in future periods prior to the point of sale.

Property, Plant and Equipment

Property, plant and equipment (PP&E), including improvements that extend useful lives, are recognized at cost. Depreciation on property, plant and equipment is generally calculated using the straight-line method based on estimated economic useful lives of 3 to 30 years for buildings and improvements and network equipment, site costs and related software and 3 to 12 years for non-network internal use software, office equipment and other. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the respective assets. We calculate depreciation on certain network assets using the group life method. Accordingly, ordinary asset retirements and disposals on those assets are charged against accumulated depreciation with no gain or loss recognized. Gains or losses associated with all other asset retirements or disposals are recognized in the consolidated statements of comprehensive loss. Depreciation rates for assets are revised periodically to account for changes, if any, related to management’s strategic objectives, technological changes or obsolescence. Repair and maintenance costs and research and development costs are expensed as incurred.

We capitalize costs for network and non-network software developed or obtained for internal use during the application development stage. These costs are included in PP&E and, when the software is placed in service, are depreciated over estimated useful lives of 3 to 5 years. Costs incurred during the preliminary project and post-implementation stage, as well as maintenance and training costs, are expensed as incurred.

Investments

Short-term investments are recognized at amortized cost and classified as current assets on the consolidated balance sheets when the original maturities at purchase are greater than three months but less than one year. Certain investments are accounted for using the equity method based on the Company’s ownership interest and ability to exercise significant influence. Accordingly, the initial investment is recognized at cost and subsequently adjusted to recognize the Company’s share of earnings or losses of the investee in each reporting period subsequent to the investment date.

Equity method investments are evaluated for other-than-temporary impairment on a regular basis. Other-than-temporary impairment occurs when the estimated fair value of an investment is below the carrying value, and the difference is determined to not be recoverable. This evaluation requires significant judgment regarding, among other things, the severity and duration of the decline in value, the ability and intent to hold the securities until recovery, financial condition, liquidity, and near-term prospects of the issuer, specific events, and other factors.

Long-Lived Asset Impairment

Sprint evaluates long-lived assets, including intangible assets subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Asset groups are determined at the lowest level for which identifiable cash flows are largely independent of cash flows of other groups of assets and liabilities. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset group’s carrying amount, an impairment is determined by the excess of the asset group’s net carrying value over the estimated fair value. Refer to note 9 for additional information on asset impairments.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Certain assets that have not yet been deployed in the business, including network equipment, cell site development costs and software in development, are periodically assessed to determine recoverability. Network equipment and cell site development costs are expensed whenever events or changes in circumstances cause the Company to conclude the assets are no longer needed to meet management’s strategic network plans and will not be deployed. Software development costs are expensed when it is no longer probable that the software project will be deployed. Network equipment that has been removed from the network is also periodically assessed to determine recoverability. If we continue to have operational challenges, including retaining and attracting subscribers, future cash flows of the Company may not be sufficient to recover the carrying value of our wireless asset group, and we could record asset impairments that are material to Sprint’s consolidated results of operations and financial condition.

During 2012, we assessed the recoverability of the wireless asset group, which includes tangible and intangible long-lived assets subject to amortization as well as indefinite-lived intangible assets. We included cash flow projections from wireless operations along with cash flows associated with the eventual disposition of the long-lived assets, which included estimated proceeds from the assumed sale of Federal Communications Commission (FCC) licenses and other intangible assets.

Indefinite-Lived Intangible Assets

Our indefinite-lived intangible assets primarily consist of goodwill, FCC licenses acquired primarily through FCC auctions and business combinations to deploy our wireless services, and certain of our trademarks. Goodwill represents the excess of consideration paid over the estimated fair value of the net tangible and identifiable intangible assets acquired in business combinations. In determining whether an intangible asset, other than goodwill, is indefinite-lived, we consider the expected use of the assets, the regulatory and economic environment within which they are being used, and the effects of obsolescence on their use. We assess our indefinite-lived intangible assets for impairment at least annually or, if necessary, more frequently, whenever events or changes in circumstances indicate the asset may be impaired. Such indicators may include a sustained, significant decline in our market capitalization since our previous impairment assessment, a significant decline in our expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, and/or slower growth rates, among others.

Benefit Plans

We provide a defined benefit pension plan and certain other postretirement benefits to certain employees, and we sponsor a defined contribution plan for all employees.

As of December 31, 2012 and 2011, the fair value of our pension plan assets and certain other postretirement benefits in aggregate was $1.6 billion and $1.4 billion, respectively, and the fair value of our projected benefit obligations in aggregate was $2.7 billion and $2.2 billion, respectively. As a result, the plans were underfunded by approximately $1.1 billion and $800 million at December 31, 2012 and 2011, respectively, and were recorded as a net liability in our consolidated balance sheets. Estimated contributions totaling approximately $3 million are expected to be paid during 2013.

The offset to the pension liability is recorded in equity as a component of “Accumulated other comprehensive loss,” net of tax, including the 2012 and 2011 net actuarial loss of $404 million and $349 million, respectively, which is amortized to “Selling, general and administrative” in Sprint’s consolidated statement of comprehensive loss. The change in the net liability of the plan in 2012 was affected primarily by a decrease in the discount rate, from 5.4% to 4.3%, used to estimate the projected benefit obligation. We intend to make future cash contributions to the pension plan in an amount necessary to meet minimum funding requirements according to applicable benefit plan regulations.

As of December 31, 2005, the pension plan was amended to freeze benefit plan accruals for participants. The objective for the investment portfolio of the pension plan is to achieve a long-term nominal rate of return, net of fees, which exceeds the plan’s long-term expected rate of return on investments for funding purposes which was 8.0% for 2012. To meet this objective, our investment strategy for 2012 was governed by an asset allocation policy, whereby a targeted allocation percentage is assigned to each asset class as follows: 50% to U.S. equities; 15% to

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

international equities; 15% to fixed income investments; 10% to real estate investments; and 10% to other investments including hedge funds. Actual allocations are allowed to deviate from target allocation percentages by plus or minus 5%. As of January 1, 2013, the target allocation percentage assigned to each asset class was revised as follows: 41% to U.S. equities; 18% to international equities; 21% to fixed income investments; 10% to real estate investments; and 10% to other investments including hedge funds. The long-term expected rate of return on investments for funding purposes for 2013 is 7.75%.

Investments of the pension plan are measured at fair value on a recurring basis which is determined using quoted market prices or estimated fair values. As of December 31, 2012, 54% of the investment portfolio was valued at quoted prices in active markets for identical assets; 28% was valued using quoted prices for similar assets in active or inactive markets, or other observable inputs; and 18% was valued using unobservable inputs that are supported by little or no market activity.

Under our defined contribution plan, participants may contribute a portion of their eligible pay to the plan through payroll withholdings. For 2012 and 2011, the Company matched 50% of participants’ contributions up to 2% of their eligible compensation for a total of $30 million and $31 million, respectively, in fixed matching contributions. The Company also made discretionary matching contributions, as determined by the Board of Directors of the Company, equal to 100% of participants’ contributions up to 3.95% of eligible compensation, or $60 million, and 1.2% of eligible compensation, or $20 million, in 2012 and 2011, respectively, based upon the attainment of certain profitability levels. For 2010, the amount of matching contribution was discretionary only, as determined by the Board of Directors of the Company based upon a formula related to the profitability of the Company, resulting in a match equal to 100% of the participant’s contributions up to 0.7% of their eligible compensation, totaling $9 million.

Revenue Recognition

Operating revenues primarily consist of wireless service revenues, revenues generated from device and accessory sales, revenues from wholesale operators and third party affiliates (Affiliates), as well as long distance voice, data and Internet revenues. Service revenues consist of fixed monthly recurring charges, variable usage charges and miscellaneous fees such as activation fees, directory assistance, roaming, equipment protection, late payment and early termination charges, and certain regulatory related fees, net of service credits. We recognize service revenues as services are rendered and equipment revenue when title and risk of loss passes to the indirect dealer or end-use customer, assuming all other revenue recognition criteria are met. Incentives to retain and acquire subscribers, such as new devices at discounted prices, are recorded as a reduction to equipment revenue upon activation of the device with a service contract. We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. We recognize excess wireless voice usage and long distance revenue at contractual rates per minute as minutes are used. Additionally, we recognize excess wireless data usage based on kilobytes and one-time use charges, such as for the use of premium services, when rendered. As a result of the cutoff times of our multiple billing cycles each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily on rate plans in effect and our historical usage and billing patterns. Regulatory fees and costs are recorded gross. The largest component of the regulatory fees is universal service fund, which represented about 2% of net operating revenues in 2012, 2011 and 2010.

The accounting estimates related to the recognition of revenue in the results of operations require us to make assumptions about future billing adjustments for disputes with subscribers, unauthorized usage, future returns and mail-in rebates on device sales.

Dealer Commissions

Cash consideration given by us to a dealer or end-use customer is presumed to be a reduction of revenue unless we receive, or will receive, an identifiable benefit in exchange for the consideration, and the fair value of such benefit can be reasonably estimated, in which case the consideration will be recorded as a selling expense. We compensate our dealers using specific compensation programs related to the sale of our devices and our subscriber

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

service contracts, or both. When a commission is earned by a dealer solely due to a selling activity relating to wireless service, the cost is recorded as a selling expense. When a commission is earned by a dealer due to the dealer selling one of our devices, the cost is recorded as a reduction to equipment revenue. Commissions are generally earned upon sale of device, service, or both, to an end-use subscriber. Incentive payments to dealers for sales associated with devices and service contracts are classified as contra-revenue, to the extent the incentive payment is reimbursement of loss on the device, and selling expense for the amount associated with the selling effort. Incentive payments to certain indirect dealers who purchase the iPhone ® directly from Apple are recognized as selling expense when the device is activated with a Sprint service plan because Sprint does not recognize any equipment revenue or cost of products for those transactions.

Severance and Exit Costs

Liabilities for severance and exit costs are recognized based upon the nature of the cost to be incurred. For involuntary separation plans that are completed within the guidelines of our written involuntary separation plan, a liability is recognized when it is probable and reasonably estimable. For voluntary separation plans (VSP) a liability is recognized when the VSP is irrevocably accepted by the employee. For one-time termination benefits, such as additional severance pay or benefit payouts, and other exit costs, such as lease termination costs, the liability is measured and recognized initially at fair value in the period in which the liability is incurred, with subsequent changes to the liability recognized as adjustments in the period of change. Severance and exit costs associated with business combinations are recorded in the results of operations when incurred.

Compensation Plans

As of December 31, 2012, Sprint sponsored three incentive plans: the 2007 Omnibus Incentive Plan (2007 Plan); the 1997 Long-Term Incentive Program (1997 Program); and the Nextel Incentive Equity Plan (Nextel Plan) (together, “Compensation Plans”). In the first quarter 2012, the Management Incentive Stock Option Plan (MISOP) became deregistered and when all outstanding options expired. Sprint also sponsors an Employee Stock Purchase Plan (ESPP). Under the 2007 Plan, we may grant share and non-share based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other equity-based and cash awards to employees, outside directors and other eligible individuals as defined by the plan. The Compensation Committee of our board of directors, or one or more executive officers should the Compensation Committee so authorize, as provided in the 2007 Plan, will determine the terms of each share and non-share based award. No new grants can be made under the 1997 Program or the Nextel Plan. We use new shares to satisfy share-based awards or treasury shares, if available.

The fair value of each option award is estimated on the grant date using the Black-Scholes option valuation model, based on several assumptions including the risk-free interest rate, volatility, expected dividend yield and expected term. During 2012, the Company granted 12 million stock options with weighted average grant date fair value of $1.22 per share based upon assumptions of a risk free interest rate of 1.15%, weighted average expected volatility of 59.4%, expected dividend yield of 0% and expected term of 6 years. In general, options are granted with an exercise price equal to the market value of the underlying shares on the grant date, vest on an annual basis over three or four years, and have a contractual term of ten years. As of December 31, 2012, 63 million options were outstanding of which 39 million options were exercisable.

The fair value of each restricted stock unit award is calculated using the share price at the date of grant. Restricted stock units generally have performance and service requirements or service requirements only with vesting periods ranging from one to three years. Employees and directors who are granted restricted stock units are not required to pay for the shares but generally must remain employed with us, or continue to serve as a member of our board of directors, until the restrictions lapse, which is typically three years for employees and one year for directors. Certain restricted stock units outstanding as of December 31, 2012 are entitled to dividend equivalents paid in cash, if dividends are declared and paid on common shares, but performance-based restricted stock units are not entitled to dividend equivalent payments until the applicable performance and service criteria have been met. During 2012, the Company granted 13 million performance-based restricted stock units with a weighted average grant date fair value of $2.23 per share, of which 15 million awards were outstanding as of December 31, 2012.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Compensation Costs

The cost of employee services received in exchange for share-based awards classified as equity is measured using the estimated fair value of the award on the date of the grant, and that cost is recognized over the period that the award recipient is required to provide service in exchange for the award. Awards of instruments classified as liabilities are measured at the estimated fair value at each reporting date through settlement. Share-based compensation cost related to awards with graded vesting is recognized using the straight-line method.

Pre-tax share and non-share based compensation charges from our incentive plans included in net loss were $82 million for 2012, $73 million for 2011, and $70 million for 2010. The net income tax benefit (expense) recognized in the consolidated financial statements for share-based compensation awards was $14 million for 2012, $13 million for 2011, and $(18) million for 2010. As of December 31, 2012, there was $39 million of total unrecognized compensation cost related to non-vested incentive awards that are expected to be recognized over a weighted average period of 1.71 years.

Advertising Costs

We recognize advertising expense when incurred as selling, general and administrative expense. Advertising expenses totaled $1.4 billion for each of the years ended December 31, 2012, 2011 and 2010.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which resulted in common requirements for measuring fair value and for disclosing information about fair value measurement under both U.S. GAAP and International Financial Reporting Standards (IFRS), including a consistent definition of the term “fair value.” The amendments were effective beginning in the first quarter 2012, and did not have a material effect on our consolidated financial statements.

In December 2011, the FASB issued authoritative guidance regarding Disclosures about Offsetting Assets and Liabilities, which requires common disclosure requirements to allow investors to better compare and assess the effect of offsetting arrangements on financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. The standard will be effective beginning in the first quarter of 2013, requires retrospective application, and will only affect disclosures in the footnotes to the financial statements. In October 2012, the FASB tentatively decided to limit the scope of this authoritative guidance to derivatives, repurchase agreements, and securities lending and securities borrowing arrangements. In January 2013, the FASB issued additional clarifying guidance which limited the scope of the disclosure requirements to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in U.S. GAAP or subject to a master netting arrangement or similar agreement. Based on the scope revision, we do not expect this authoritative guidance to impact our existing disclosures.

In July 2012, the FASB issued authoritative guidance regarding Testing Indefinite-Lived Intangible Assets for Impairment, which is intended to reduce the cost and complexity of the annual impairment test for indefinite-lived intangible assets by providing entities with the option of performing an elective qualitative assessment to determine whether further impairment testing is necessary. The standard will be effective for annual and interim indefinite-lived intangible asset impairment tests performed beginning the first quarter of 2013, with early adoption permitted under certain circumstances. We early adopted the provisions of this standard as part of our annual assessment of indefinite-lived intangible assets with no effect on our financial statements.

Note 3.	Proposed Business Transactions and Acquisitions

SoftBank Transaction

On October 15, 2012, Sprint entered into an Agreement and Plan of Merger (Merger Agreement) with SOFTBANK CORP., a kabushiki kaisha organized and existing under the laws of Japan, and certain of its wholly-owned subsidiaries (together, “SoftBank”). In addition, on October 15, 2012, Sprint and SoftBank entered into a Bond Purchase Agreement (Bond Agreement).

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Bond Agreement

Pursuant to the Bond Agreement, on October 22, 2012, Sprint issued a convertible bond (Bond) to New Sprint, with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019, which is convertible into 590,476,190 shares of Sprint common stock at $5.25 per share, or approximately 16.4% upon conversion of the Bond (based on Sprint common shares outstanding as of December 31, 2012 ), subject to adjustment in accordance with the terms of the Bond Agreement. This conversion feature remains in effect in the event the merger does not close. Interest on the Bond will be due and payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013. Upon receipt of regulatory approval, the Bond will be converted into Sprint shares immediately prior to consummation of the SoftBank Merger and may not otherwise be converted prior to the termination of the Merger Agreement. Conversion of the Bond is subject in any case to receipt of any required approvals and, subject to certain exceptions, receipt of waivers under the Company’s existing credit facilities. Subject to certain exceptions, SoftBank may not transfer the Bond without Sprint’s consent.

Merger Agreement

Upon consummation of the SoftBank Merger, which is subject to various conditions, including Sprint shareholder and regulatory approval, SoftBank will fund New Sprint with additional capital of approximately $17.0 billion, of which approximately $12.1 billion will be distributed to Sprint shareholders as merger consideration with the remaining $4.9 billion held in the cash balance of New Sprint for general corporate purposes, including but not limited to the Clearwire Acquisition. Pursuant to the terms and subject to the conditions described in the Merger Agreement, upon consummation of the SoftBank Merger, outstanding shares of Sprint common stock, except as otherwise provided for in the Merger Agreement, will be converted, at the election of Sprint shareholders, into (i) cash in an amount equal to $7.30 for each share of Sprint common stock or (ii) one share of New Sprint common stock for each share of Sprint common stock, subject in each case to proration such that a stockholder may receive a combination of cash and New Sprint common stock.

Upon consummation of the SoftBank Merger, SoftBank will receive a five -year warrant to purchase 54,579,924 shares in New Sprint at $5.25 per share which would yield approximately $300 million in proceeds upon exercise. Upon consummation of the SoftBank Merger, (i) Sprint will become a wholly-owned subsidiary of New Sprint, (ii) New Sprint will be a publicly traded company, (iii) SoftBank will indirectly own approximately 70% of New Sprint on a fully diluted basis, and (iv) the former shareholders and other equityholders of Sprint will own approximately 30% of the fully diluted equity of New Sprint. The SoftBank Merger is subject to various conditions, including receipt of required regulatory approvals and approval of Sprint’s shareholders, and is expected to close in mid-2013.

Under the terms of the Export Development Canada (EDC) facility, the secured equipment credit facility and our revolving credit facility, consummation of the SoftBank Merger would constitute a change of control that would require repayment of all outstanding balances thereunder. Amounts outstanding under the EDC facility and secured equipment credit facility, which were approximately $796 million in the aggregate at December 31, 2012, would become due and payable at the time of closing. In addition, our $2.2 billion revolving bank credit facility would expire upon a change of control, of which approximately $925 million was outstanding as of December 31, 2012 through letters of credit, including the letter of credit required by the Report and Order (see note 13). Sprint is currently in discussions with existing lenders and intends to amend these facilities to, among other things, exclude the SoftBank Merger from the change of control provisions.

As of the date the Merger Agreement was entered into, approximately $8.8 billion of our senior notes and guaranteed notes provided holders with the right to require us to repurchase the notes if a change of control triggering event (as defined in our indentures and supplemental indentures governing applicable notes) occurred, which included both a change of control and a ratings decline of the applicable notes by each of Moody’s Investor Services and Standard & Poor’s Rating Services. On November 20, 2012, Sprint announced that it had obtained the necessary consents to amend the applicable provisions of the outstanding indentures such that the SoftBank Merger would not constitute a change of control and, as a result indebtedness outstanding under Sprint’s applicable indentures will not become payable by reason of completion of the SoftBank Merger.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Acquisition of Assets from U.S. Cellular

On November 6, 2012, Sprint entered into a definitive agreement with United States Cellular Corporation (U.S. Cellular) to acquire PCS spectrum and approximately 585,000 customers in parts of Illinois, Indiana, Michigan, Missouri and Ohio, including the Chicago and St. Louis markets, for $480 million in cash. Sprint has agreed, in connection with the acquisition, to reimburse U.S. Cellular for certain network shut-down costs in these markets. These costs are expected to range from $130 million to $150 million on a net present value basis, but in no event will Sprint’s reimbursement obligation exceed $200 million on an undiscounted basis. The additional spectrum will be used to supplement Sprint’s coverage in these areas. Sprint and U.S. Cellular will enter into transition services agreements as a condition to closing of the acquisition which will outline the terms of services to be provided by U.S. Cellular during the period after closing and prior to the transfer of the acquired customers to Sprint’s network. The transaction is subject to customary regulatory approvals and is expected to close in mid-2013.

Acquisition of Remaining Stake in Clearwire

On December 17, 2012, Sprint entered into a merger agreement with Clearwire Corporation to acquire all of the remaining equity interests in Clearwire Corporation that Sprint does not currently own for approximately $2.2 billion in cash, or $2.97 per share (Clearwire Acquisition). In connection with the Clearwire Acquisition, Clearwire Corporation and Sprint have entered into agreements that provide up to $800 million of additional financing for Clearwire in the form of exchangeable notes, which will be exchangeable for Clearwire common stock at $1.50 per share, subject to certain conditions and subject to adjustment. Under the financing agreements, Sprint has agreed to purchase $80 million of exchangeable notes per month for up to ten months beginning in January 2013, with some of the monthly purchases subject to certain funding conditions, including conditions relating to approval of the Clearwire Acquisition by Clearwire’s shareholders and the parties agreeing to a network build out plan. On January 31, 2013 Sprint and Clearwire entered into an amendment to the financing agreement which extended the date the parties were to agree to a network build out plan from January 31, 2013 to February 28, 2013. The Clearwire Acquisition is subject to customary regulatory approvals, is contingent on the consummation of the SoftBank Merger, and is expected to close in mid-2013.

On February 26, 2013, Sprint and Clearwire amended the exchangeable notes agreement to remove the network build out condition to Sprint’s obligation to provide financing for the last three draws (in August, September and October 2013). Accordingly, Clearwire, at its option, is eligible for the last three draws, totaling $240 million. In addition, Clearwire provided its first notification to Sprint of its election to draw $80 million, under the terms of the financing agreements, in March 2013.

Note 4.	Investments

T he components of investments were as follows:

	December 31,
	2012	2011
	(in millions)
Marketable equity securities	$45	$43
Equity method and other investments	1,008	1,953

	$1,053	$1,996

Marketable equity securities

Investments in marketable equity securities are recognized at fair value and are considered available-for-sale securities. Accordingly, unrealized holding gains and losses on these securities are recognized in accumulated other comprehensive loss, net of related income tax. Realized gains or losses are measured and reclassified from accumulated other comprehensive loss into “Other income (expense), net” in Sprint’s consolidated statement of comprehensive loss based on identifying the specific investments sold or where an other-than-temporary impairment exists.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Equity Method Investment in Clearwire

Sprint’s Ownership Interest

Sprint’s investment in Clearwire Corporation and its consolidated subsidiary Clearwire Communications LLC (together, “Clearwire”) is one of the ways we participate in the fourth generation (4G) wireless broadband market. Sprint offers certain 4G products utilizing Clearwire’s 4G wireless Worldwide Interoperability for Microwave Access (WiMAX) broadband network in available markets.

On December 11, 2012, Sprint purchased the equity holdings of one of Clearwire’s equityholders, Eagle River Holdings, LLC (Eagle River) for $100 million in cash. These holdings represented 30.9 million shares of Clearwire Corporation Class A Common Stock and 2.7 million shares of Clearwire Communications LLC Class B Interests (together, “Interests”). After the purchase, Sprint held a 50.4% non-controlling voting interest and a 2.1% non-controlling economic interest in Clearwire Corporation, as well as a 48.3% non-controlling economic interest in Clearwire Communications LLC (together, “Equity Interests”).

Under the Clearwire Equityholders’ Agreement, Sprint can nominate seven of the thirteen directors to the Clearwire Board. Upon closing of the Eagle River purchase, Sprint is no longer subject to the requirement that one of its seven designees be independent of Sprint. In addition, upon closing, the composition of the remaining board seats was modified so that the number of independent directors the Nominating and Governance Committee of the Clearwire Board can nominate to the Clearwire Board increased from two to three, while the number of directors the remaining investors have the right to nominate to the Clearwire Board under the Clearwire Equityholders’ Agreement was reduced from four to three directors. Sprint will continue to account for its ownership interests in Clearwire under the equity method of accounting given the substantive participative governance rights provided to the minority holders in Clearwire, which restrict Sprint from exerting control over Clearwire’s operations.

The carrying value of our Equity Interests totaled $674 million as of December 31, 2012. In addition to our Equity Interests, Sprint held two notes receivable from Clearwire as of December 31, 2012. On January 2, 2012, in conjunction with new long-term pricing agreements within the mobile virtual network operator (MVNO) agreement reached between the two companies in the fourth quarter of 2011, Sprint provided $150 million to Clearwire in exchange for a promissory note. The note has a stated interest rate of 11.5% that matures in two installments of $75 million plus accrued interest in January 2013 and in January 2014. The difference between the fair value of the note and its face value at the date of issuance has been recorded as a prepaid expense, which will be amortized over the service period to cost of service. Sprint, at its sole discretion, can choose to offset any amounts payable by Clearwire under this promissory note against amounts owed by Sprint under the MVNO agreement, and this action was taken for the installment due in January 2013. Additionally, Sprint holds a note receivable from Clearwire issued in 2008 with a fixed interest rate of 12% and a maturity date of December 2015. The total carrying value of the notes receivable, which includes accretion related to premiums for both notes and fees associated with the 2009 replacement of the 2008 note, was $320 million and $178 million as of December 31, 2012 and 2011, respectively. The carrying value of Sprint’s Equity Interests, together with the long-term portion of the carrying value of the notes receivable, are included in the line item “Investments” in Sprint’s consolidated balance sheets. The current portion of the carrying value of the notes receivable is included in the line item “Prepaid expenses and other current assets” in Sprint’s consolidated balance sheets.

Equity in Losses and Summarized Financial Information

Equity in losses from Clearwire were $1.1 billion, $1.7 billion and $1.3 billion for the years ended December 31, 2012, 2011 and 2010, respectively. Sprint’s losses from its investment in Clearwire consist of Sprint’s share of Clearwire’s net loss and other adjustments, if any, such as non-cash impairment of Sprint’s investment, gains or losses associated with the dilution of Sprint’s ownership interest resulting from Clearwire’s equity issuances, and other items recognized by Clearwire Corporation that do not affect Sprint’s economic interest. Sprint’s equity in losses from Clearwire for 2012, 2011 and 2010 include charges of approximately $41 million, $361 million and $97 million, respectively, which are associated with Clearwire’s write-off of certain network and other assets that no longer meet its strategic plans. The years ended December 31, 2012 and 2011 also include a pre-tax impairment of $204 million and $135 million, respectively, reflecting Sprint’s reduction in the carrying value of its investment in Clearwire to an estimate of fair value and a pre-tax dilution loss of $27 million for the year ended December 31, 2011.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2012, our proportionate share of the underlying net assets of Clearwire exceeds the carrying value of our equity investment by approximately $275 million, which is primarily related to our non-cash impairments recognized in current and prior periods.

Summarized financial information for Clearwire is as follows:

	December 31,
	2012	2011
	(in millions)
Current assets	$988	$1,287
Noncurrent assets	6,678	7,556
Current liabilities	$405	$280
Noncurrent liabilities	5,379	4,917

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Revenues	$1,265	$1,254	$535
Operating expenses	(2,644)	(3,645)	(2,698)

Operating loss	$(1,379)	$(2,391)	$(2,163)
Net loss from continuing operations before non-controlling interests	$(1,744)	$(2,856)	$(2,251)
Net loss from discontinued operations before non-controlling interests	$(168)	$(82)	$(52)

Sprint’s Recoverability

At each financial reporting measurement date, we evaluate the excess, if any, of Sprint’s carrying value over the estimated fair value of our investment in Clearwire to determine if such excess, an implied unrealized loss, is other-than-temporary. Our evaluation considers, among other things, both observable and unobservable inputs, including Clearwire’s market capitalization, historical volatility associated with Clearwire’s common stock, the duration of a decline in Clearwire’s average trading stock price below Sprint’s carrying value, potential tax benefits, governance rights associated with our non-controlling voting interest, and our expectation of the duration of our ongoing relationship, as well as other factors. The determination of an estimate of fair value for a non-public security, such as our non-controlling economic interest, is subject to significant judgment and uncertainty.

Clearwire Related-Party Transactions

Sprint’s equity method investment in Clearwire includes agreements by which we resell wireless data services utilizing Clearwire’s 4G network. In addition, Clearwire utilizes the third generation (3G) Sprint network to provide dual-mode service to its customers in those areas where access to a 4G WiMAX network is not available. Amounts included in our consolidated balance sheets related to our agreement to purchase 4G WiMAX services from Clearwire as of December 31, 2012 and 2011 totaled $78 million and $5 million, respectively, for prepaid expenses and other current assets and $79 million and $77 million, respectively, for accounts payable, accrued expense and other current liabilities. Cost of services and products included in our consolidated statements of comprehensive loss related to our agreement to purchase 4G WiMAX services from Clearwire totaled $417 million and $405 million for the year ended December 31, 2012 and 2011, respectively, and was immaterial for the year ended December 31, 2010.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5.	Financial Instruments

Cash and cash equivalents, accounts and notes receivable, and accounts payable are carried at cost, which approximates fair value. Our short-term investments (consisting primarily of time deposits, commercial paper, and Treasury securities), totaling $1.8 billion and $150 million as of December 31, 2012 and 2011, respectively, are recorded at amortized cost, and the respective carrying amounts approximate fair value. The fair value of our marketable equity securities, totaling $45 million and $43 million as of December 31, 2012 and 2011, respectively, is measured on a recurring basis using quoted prices in active markets.

The estimated fair value of current and long-term debt, excluding the convertible bond, is determined based on quoted prices in active markets or by using other observable inputs that are derived principally from or corroborated by observable market data. To estimate the fair value of our convertible bond, we used a convertible bond pricing model based on the relevant interest rates, conversion feature and other significant inputs not observable in the market. The significant unobservable inputs used in the fair value measurement of the Company’s convertible bond are the credit condition of the Company, probability and timing of conversion, and discount for lack of marketability. Significant increases or decreases in any of those inputs in isolation would result in a significantly lower or higher fair value measurement of the bond. During 20 12, we had $2.0 billion of long-term senior notes that were transferred out of estimated fair value using observable inputs and into estimated fair value using quoted prices in active markets as a result of publicly registering our private placement senior note offerings.

The following table presents carrying amounts and estimated fair values of our current and long-term debt:

	Estimated Fair Value Using Input Type
	Carrying Amount	Quoted prices in active markets	Observable	Unobservable	Total estimated fair value
	(in millions)
December 31, 2012	$23,570	$17,506	$6,118	$3,104	$26,728
December 31, 2011	$19,505	$12,567	$5,023	$—	$17,590

Note 6.	Property, Plant and Equipment

Property, plant and equipment consists primarily of network equipment and other long-lived assets used to provide service to our subscribers. In the first quarter 2012, we formalized our plans to take off-air roughly one-third, or 9,600 cell sites, of our total Nextel platform by the middle of 2012 with the remaining sites to be taken off-air by June 30, 2013. As a result, in the first quarter 2012, we revised our estimates to shorten the expected useful lives of Nextel platform assets through 2013, the expected benefit period of the underlying assets, and also revised the expected timing and amount of our asset retirement obligations. During the second quarter 2012, as a result of our progress in taking Nextel platform sites off-air and our progress toward notifying and transitioning customers off the Nextel platform, we further reduced our estimated benefit period for the remaining Nextel platform assets through the middle of 2013 resulting in incremental depreciation expense during the period. The amounts reflected as depreciation expense are dependent upon the expected useful lives of assets, which includes our expectation of the timing of assets to be phased out of service, and could result in further revision during the decommissioning period. In addition, increasing data usage driven by more subscribers on the Sprint platform and a continuing shift in our subscriber base to smartphones is expected to require additional legacy 3G Sprint platform equipment that will not be utilized beyond the final deployment of Network Vision’s multi-mode technology, which began in 2011 and is expected to continue through the middle of 2014. As a result, the estimated useful lives of such equipment will be shortened, as compared to similar prior capital expenditures, through the date on which Network Vision equipment is deployed and in-service. The incremental effect of accelerated depreciation expense totaled approximately $2.1 billion for the year ended December 31, 2012, of which the majority related to shortened useful lives of Nextel platform assets.

In connection with Network Vision, a substantial portion of the value of certain spectrum licenses that were not previously placed in service are now ready for their intended use. As qualifying activities are performed related to Network Vision, interest expense primarily related to the carrying value of these spectrum licenses is being

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

capitalized to construction in progress within property, plant and equipment, which ceases as the spectrum is ready for its intended use. Interest expense capitalized in connection with the construction of long-lived assets totaled $278 million, $413 million and $13 million for the years ended December 31, 2012, 2011 and 2010, respectively. Construction in progress (including any capitalized interest) associated with Network Vision is expected to be depreciated using the straight-line method over a weighted average useful life of approximately eight years, once the assets are placed in service.

The components of property, plant and equipment, and the related accumulated depreciation were as follows:

	December 31, 2012	December 31, 2011
	(in millions)
Land	$330	$333
Network equipment, site costs and related software	37,692	37,600
Buildings and improvements	4,893	4,895
Non-network internal use software, office equipment and other	1,860	2,111
Construction in progress	3,123	1,752
Less accumulated depreciation	(34,291)	(32,682)

Property, plant and equipment, net	$13,607	$14,009

Network equipment, site costs and related software includes switching equipment, cell site towers, site development costs, radio frequency equipment, network software, digital fiber optic cable, transport facilities and transmission-related equipment. Buildings and improvements principally consists of owned general office facilities, retail stores and leasehold improvements. Non-network internal use software, office equipment and other primarily consists of furniture, information technology systems and equipment and vehicles. Construction in progress, which is not depreciated until placed in service, primarily includes materials, transmission and related equipment, labor, engineering, site development costs, interest and other costs relating to the construction and development of our network.

Note 7.	Intangible Assets

Indefinite-Lived Intangible Assets

	December 31, 2010	Net Additions	December 31, 2011	Net Additions	December 31, 2012
	(in millions)
FCC licenses	$19,927	$117	$20,044	$224	$20,268
Trademarks	409	—	409	—	409
Goodwill	359	—	359	—	359

	$20,695	$117	$20,812	$224	$21,036

We hold 1.9 gigahertz (GHz), 800 megahertz (MHz), and 900 MHz FCC licenses authorizing the use of radio frequency spectrum to deploy our wireless services. As long as the Company acts within the requirements and constraints of the regulatory authorities, the renewal and extension of these licenses is reasonably certain at minimal cost. We are not aware of any technology being developed that would render this spectrum obsolete and have concluded that these licenses are indefinite-lived intangible assets. Our Sprint and Boost Mobile trademarks have also been identified as indefinite-lived intangible assets. During 2012, we conducted our annual assessment of the estimated fair value of indefinite-lived intangible assets other than goodwill and determined that no adjustment was necessary.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

Goodwill represents the excess of consideration paid over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations.

Goodwill Recoverability Assessment

The carrying value of Sprint’s goodwill is included in the Wireless segment, which represents our wireless reporting unit. We estimate the fair value of the wireless reporting unit using both discounted cash flow and market-based valuation models. If the fair value of the wireless reporting unit exceeds its net book value, goodwill is not impaired, and no further testing is necessary. If the net book value of our wireless reporting unit exceeds its estimated fair value, we estimate the fair value of goodwill to determine the amount of impairment loss, if any.

The determination of the estimated fair value of the wireless reporting unit requires significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, transactions within the wireless industry and related control premiums, discount rate, terminal growth rate, operating income before depreciation and amortization (OIBDA) and capital expenditure forecasts. Due to the inherent uncertainty involved in making those estimates, actual results could differ from those estimates. We evaluate the merits of each significant assumption, both individually and in the aggregate, used to determine the fair value of the wireless reporting unit for reasonableness. During 2012, we conducted our annual assessment of goodwill and determined that no adjustment was necessary.

Intangible Assets Subject to Amortization

Sprint’s remaining customer relationships are amortized using the sum-of-the-months’ digits method. We reduce the gross carrying value and associated accumulated amortization when specified intangible assets become fully amortized. During 2012, we reduced the gross carrying value and accumulated amortization by approximately $107 million associated with fully amortized intangible assets primarily related to customer relationships in connection with the 2007 acquisition of Northern PCS. Other intangible assets primarily include certain rights under affiliation agreements that were reacquired in connection with the acquisitions of Affiliates and Nextel Partners, Inc., which are being amortized over the remaining terms of those affiliation agreements on a straight-line basis, and the Nextel, Direct Connect and Virgin Mobile trade names, which are being amortized on a straight-line basis. During 2012, we conducted an assessment of the recoverability of intangible assets subject to amortization and determined that no adjustment was necessary.

		December 31, 2012			December 31, 2011
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
		(in millions)
Customer relationships	4 years	$234	$(230)	$4	$341	$(297)	$44
Other intangible assets
Trademarks	10 to 37 years	1,168	(681)	487	1,169	(585)	584
Reacquired rights	9 to 14 years	1,571	(785)	786	1,571	(652)	919
Other	9 to 10 years	138	(80)	58	126	(57)	69

Total other intangible assets		2,877	(1,546)	1,331	2,866	(1,294)	1,572

Total definite-lived intangible assets		$3,111	$(1,776)	$1,335	$3,207	$(1,591)	$1,616

			2013	2014	2015	2016	2017
			(in millions)
Estimated amortization expense			$250	$237	$196	$135	$134

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8.	Long-Term Debt, Financing and Capital Lease Obligations

	Interest Rates	Maturities	December 31, 2012	December 31, 2011
			(in millions)
Notes
Senior notes
Sprint Nextel Corporation	6.00 - 11.50%	2016 - 2022	$9,280	$4,500
Sprint Capital Corporation	6.88 - 8.75%	2019 - 2032	6,204	6,204
Serial redeemable senior notes
Nextel Communications, Inc.	5.95 - 7.38%	2013 - 2015	—	4,780
Guaranteed notes
Sprint Nextel Corporation	7.00 - 9.00%	2018 - 2020	4,000	3,000
Secured notes
iPCS, Inc.	2.44 - 3.56%	2013 - 2014	481	481
Convertible bonds
Sprint Nextel Corporation	1.00%	2019	3,100	—
Credit facilities
Bank credit facility	4.31%	2013	—	—
Export Development Canada	5.39%	2015	500	500
Secured equipment credit facility	2.03%	2017	296	—
Financing obligation	9.50%	2030	698	698
Capital lease obligations and other	4.11 - 15.49%	2014 - 2022	74	71
Net discount from beneficial conversion feature on convertible bond			(247)	—
Net (discounts) premiums			(45)	40

			24,341	20,274
Less current portion			(379)	(8)

Long-term debt, financing and capital lease obligations			$23,962	$20,266

As of December 31, 2012, Sprint Nextel Corporation, the parent corporation, had $16.9 billion in principal amount of debt outstanding, including amounts drawn under the credit facilities. In addition, as of December 31, 2012, $7.0 billion in principal amount of our long-term debt issued by 100% owned subsidiaries was fully and unconditionally guaranteed by the parent. The indentures and financing arrangements governing certain subsidiaries’ debt contain provisions that limit cash dividend payments on subsidiary common stock. The transfer of cash in the form of advances from the subsidiaries to the parent corporation generally is not restricted.

As of December 31, 2012, about $1.5 billion of our outstanding debt, comprised of certain notes, financing and capital lease obligations and mortgages, is secured by $995 million of property, plant and equipment and other assets, net (gross book value of $1.4 billion ). Cash interest payments, net of amounts capitalized of $278 million, $413 million, and $13 million, totaled $1.4 billion, $1.0 billion, and $1.5 billion during each of the years ended December 31, 2012, 2011 and 2010, respectively. Our weighted average effective interest rate related to our notes and credit facilities was 7.5% in 2012 and 7.0% in 2011.

Notes

Notes consist of senior notes, serial redeemable senior notes, guaranteed notes, and convertible bonds, all of which are unsecured, as well as secured notes of iPCS, Inc. (iPCS), which are secured solely with the underlying assets of iPCS. Cash interest on all of the notes is generally payable semi-annually in arrears. As of December 31, 2012, approximately $19.8 billion of the notes were redeemable at the Company’s discretion at the then-applicable redemption prices plus accrued interest.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2012, approximately $11.1 billion of our senior notes and guaranteed notes provide holders with the right to require us to repurchase the notes if a change of control triggering event (as defined in our indentures and supplemental indentures governing applicable notes) occurs, which includes both a change of control and a ratings decline of the applicable notes by each of Moody’s Investor Services and Standard & Poor’s Rating Services. If we are required to make a change of control offer, we will offer a cash payment equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest. A change in control resulting from the Softbank Merger has been excluded as a triggering event for the $11.1 billion of our senior and guaranteed notes subject to both a change in control and ratings decline.

Debt Issuances

On November 9, 2011, the Company issued $1.0 billion in principal of 11.50% senior notes due 2021 and $3.0 billion in principal of 9.00% guaranteed notes due 2018. Interest is payable semi-annually on May 15 and November 15. The Company, at its option, may redeem some or all of either issue of the notes at any time prior to maturity. The 2018 Guaranteed Notes are guaranteed by the Company’s subsidiaries that guarantee its revolving bank credit facility and its facility with EDC.

On March 1, 2012, the Company issued $1.0 billion aggregate principal amount of 9.125% senior notes due 2017 and $1.0 billion aggregate principal amount of 7.00% guaranteed notes due 2020. Interest is payable semi-annually on March 1 and September 1. The Company, at its option, may redeem some or all of either series of the notes at any time prior to maturity. The 2020 guaranteed notes are guaranteed by the Company’s subsidiaries that guarantee its revolving bank credit facility and its facility with EDC.

On August 14, 2012, the Company issued $1.5 billion aggregate principal amount of 7.00% senior notes due 2020. Interest is payable semi-annually on February 15 and August 15. The Company, at its option, may redeem some or all of the notes at any time prior to maturity.

On October 22, 2012, the Company issued a convertible bond (Bond) to Starburst II, Inc., a Delaware corporation and a wholly-owned subsidiary of SoftBank, with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019, which is convertible into 590,476,190 shares of Sprint common stock at $5.25 per share, or approximately 16.4% upon conversion of the Bond (based on Sprint common shares outstanding as of December 31, 2012 ), subject to adjustment in accordance with the terms of the Bond Agreement. The closing price of Sprint’s common stock at the date of the bond issuance was $5.68, which was greater than the conversion price. This resulted in an initial beneficial conversion feature at an intrinsic value of $254 million which was recognized as a discount on the debt and additional paid-in capital. This discount will be accreted through the stated redemption date of the debt. If the bonds are converted prior to the bond redemption date, any unamortized discount will be recorded as interest expense immediately upon conversion. Interest on the Bond will be due and payable in cash semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013. Upon receipt of regulatory approval, the Bond will be converted into Sprint shares immediately prior to consummation of the merger and may not otherwise be converted prior to the termination of the Merger Agreement. Conversion of the Bond is subject in any case to receipt of any required approvals and, subject to certain exceptions, to receipt of waivers under the Company’s existing credit facilities. Subject to certain exceptions, SoftBank may not transfer the Bond without Sprint’s consent.

On November 14, 2012, the Company issued $2.28 billion aggregate principal amount of 6.00% senior notes due 2022. Interest is payable semi-annually on May 15 and November 15. The Company, at its option, may redeem some or all of the notes at any time prior to maturity.

Debt Redemptions

On January 31, 2011, the Company paid $1.65 billion in principal plus accrued and unpaid interest on its outstanding Sprint Capital Corporation 7.625% senior notes as scheduled. In addition, on December 29, 2011, we redeemed all of our outstanding $2.0 billion Sprint Capital Corporation 8.375% senior notes due March 2012 for principal plus accrued and unpaid interest in addition to a $33 million loss recognized as a result of the early retirement.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On June 8, 2012, the Company redeemed $1.0 billion of the $1.473 billion then outstanding Nextel Communications, Inc. 6.875% notes due 2013 plus accrued and unpaid interest. On August 24, 2012, the Company redeemed all $473 million of the then outstanding Nextel Communications, Inc. 6.875% notes due 2013 and $1.0 billion of the approximately $2.1 billion then outstanding Nextel Communications, Inc. 7.375% notes due 2015, plus accrued and unpaid interest on both series of notes.

On November 19, 2012, the Company redeemed all $1.1 billion of the then outstanding Nextel Communications, Inc. 7.375% notes due 2015 and the remaining $1.2 billion in principal on its outstanding Nextel Communications, Inc. 5.95% notes due 2014, plus accrued and unpaid interest on both series of the notes.

Credit Facilities

In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases from Ericsson for Network Vision. The cost of funds under this facility includes a fixed interest rate of 2.03%, and export credit agency premiums and other fees that, in total, equate to an expected effective interest rate of approximately 6% based on assumptions such as timing and amounts of drawdowns. The facility is secured by a lien on the equipment purchased and is fully and unconditionally guaranteed by the parent. The facility is equally divided into two consecutive tranches of $500 million, with drawdown availability contingent upon Sprint’s equipment-related purchases from Ericsson, up to the maximum of each tranche. The first tranche of $500 million may be drawn upon through May 31, 2013, while the second tranche of $500 million may be drawn upon beginning April 1, 2013 through May 31, 2014. Interest and fully-amortizing principal payments are payable semi-annually on March 30 and September 30, with a final maturity date of March 2017 for both tranches. As of December 31, 2012, we had drawn approximately $296 million on the first tranche of the facility. The covenants under the secured equipment credit facility are similar to those of our revolving bank credit facility, our EDC facility, and those of our guaranteed notes due 2018 and 2020.

As of December 31, 2012, approximately $925 million in letters of credit were outstanding under our $2.2 billion revolving bank credit facility, including the letter of credit required by the 2004 FCC Report and Order to reconfigure the 800 MHz band (the “Report and Order”). As a result, the Company had $1.3 billion of borrowing capacity available under the revolving bank credit facility as of December 31, 2012. Our revolving bank credit facility expires in October 2013, although we expect to enter into a new facility prior to expiration. The terms of the revolving bank credit facility provide for an interest rate equal to the London Interbank Offered Rate (LIBOR) plus a spread that varies depending on the Company’s credit ratings. Certain of our domestic subsidiaries have guaranteed the revolving bank credit facility. The Company’s unsecured loan agreement with EDC has terms similar to those of the revolving bank credit facility, except that under the terms of the EDC loan, repayments of outstanding amounts cannot be re-drawn. As of December 31, 2012, the EDC loan was fully drawn. In addition, as of December 31, 2012, up to $204 million was available through May 31, 2013 under the first tranche of our secured equipment credit facility, although the use of such funds is limited to equipment-related purchases from Ericsson.

Under the terms of Sprint’s and its consolidated subsidiaries’ existing credit facilities, if a change of control occurs, including the SoftBank Merger, we will be required to repay all outstanding balances in the amount of $796 million as of December 31, 2012, under the EDC facility, the secured equipment credit facility, and our revolving bank credit facility, as well as letters of credit issued of approximately $925 million under our revolving bank credit facility. Sprint intends to amend these facilities to, among other things, exclude the SoftBank Merger from the change of control provisions.

Financing, Capital Lease and Other Obligations

We have approximately 3,000 cell sites that we sold and subsequently leased back. Terms extend through 2021, with renewal options for an additional 20 years. These cell sites continue to be reported as part of our property, plant and equipment due to our continued involvement with the property sold and the transaction is accounted for as a financing. Our capital lease and other obligations are primarily for the use of wireless network equipment.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Covenants

As of December 31, 2012, the Company was in compliance with all restrictive and financial covenants associated with its borrowings. A default under any of our borrowings could trigger defaults under our other debt obligations, which in turn could result in the maturities being accelerated. Certain indentures that govern our outstanding notes require compliance with various covenants, including covenants that limit the Company’s ability to sell all or substantially all of its assets, covenants that limit the ability of the Company and its subsidiaries to incur indebtedness, and covenants that limit the ability of the Company and its subsidiaries to incur liens, as defined by the terms of the indentures.

We are currently restricted from paying cash dividends because our ratio of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and certain other non-recurring items, as defined in the credit facilities (adjusted EBITDA), exceeds 2.5 to 1.0.

Future Maturities of Long-Term Debt, Financing Obligation and Capital Lease Obligations

Aggregate amount of maturities for long-term debt, financing obligation and capital lease obligations outstanding as of December 31, 2012, were as follows:

(in millions)
2013	$379
2014	264
2015	581
2016	2,085
2017	2,354
2018 and thereafter	18,970

24,633
Net discount from beneficial conversion feature on convertible bond	(247)
Net discounts	(45)

$24,341

Note 9.	Severance, Exit Costs and Asset Impairments

Severance and Exit Costs Activity

During 2012, we recognized costs of $196 million solely attributable to our Wireless segment, primarily related to lease exit costs associated with taking certain Nextel platform sites off-air in 2012, for which we no longer expect to receive any economic benefit. We also recognized costs of $44 million ( $21 million Wireless; $23 million Wireline) in “Cost of services and products” related to payments that will continue to be made under our backhaul access contracts for which we will no longer be receiving any economic benefit. Based on management’s network modernization plan, and subject to change based upon completion of proposed business transactions and acquisitions (see Note 3), we expect to incur significant additional exit costs in the future as we continue to take Nextel platform sites off-air and transition our existing backhaul architecture to a replacement technology for our remaining network sites. We estimate the amount of lease exit costs to be recognized in future periods for sites estimated to be taken off-air during 2013 to be approximately $300 to $400 million, depending upon the timing and remaining expected contractual payments. The amount of exit costs expected to be recognized with backhaul access contracts cannot be estimated at this time.

During 2011, we recognized $28 million ( $25 million Wireless; $3 million Wireline) in severance costs associated with actions in the fourth quarter of 2011. During 2010, we recognized costs of $8 million ( $11 million Wireless; offset by a benefit of $3 million Wireline) primarily related to an increase in exit costs incurred in the second and fourth quarter 2010 associated with vacating certain office space which was no longer being utilized, partially offset by a reduction in the estimate of total severance costs associated with our workforce reduction announced in November 2009.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following provides the activity in the severance and exit costs liability included in “Accounts Payable”, “Accrued expenses and other current liabilities” and “Other liabilities” within the consolidated balance sheets:

		2012 Activity
	December 31, 2011	Net Expense	Cash Payments and Other	December 31, 2012
	(in millions)
Lease exit costs	$58	$196	$(64)	$190
Severance costs	21	—	(10)	11
Access exit costs	—	44	(1)	43

	$79	$240	$(75)	$244

		2011 Activity
	December 31, 2010	Net Expense	Cash Payments and Other	December 31, 2011
	(in millions)
Lease exit costs	$87	$—	$(29)	$58
Severance costs	7	28	(14)	21

	$94	$28	$(43)	$79

		2010 Activity
	December 31, 2009	Net Expense (Benefit)	Cash Payments and Other	December 31, 2010
	(in millions)
Lease exit costs	$89	$25	$(27)	$87
Severance costs	110	(17)	(86)	7

	$199	$8	$(113)	$94

Asset Impairments

In 2012, 2011, and 2010, we recorded asset impairments of $102 million, $78 million, and $125 million, respectively. Asset impairments in 2012 consisted of $18 million of assets associated with a decision to utilize fiber backhaul, which we expect to be more cost effective, rather than microwave backhaul, $66 million of capitalized assets that we no longer intend to deploy as a result of the termination of the spectrum hosting arrangement with LightSquared in the first quarter 2012, and $18 million related to network asset equipment ( $13 million Wireless; $5 million Wireline) that is no longer necessary for management’s strategic plans. Asset impairments in 2011 and 2010 primarily related to network asset equipment in our Wireless segment, no longer necessary for management’s strategic plans.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10.	Supplemental Financial Information

	December 31,
	2012	2011
	(in millions)
Accounts and notes receivable, net
Trade	$3,239	$3,099
Unbilled trade and other	602	326
Less allowance for doubtful accounts	(183)	(219)

	$3,658	$3,206

Prepaid expenses and other current assets
Prepaid expenses	$370	$321
Deferred charges and other	330	170

	$700	$491

Accounts payable (1)
Trade	$2,521	$1,887
Accrued interconnection costs	393	369
Capital expenditures and other	573	92

	$3,487	$2,348

Accrued expenses and other current liabilities
Deferred revenues	$1,540	$1,770
Accrued taxes	303	334
Payroll and related	512	418
Accrued interest	328	331
Accrued capital expenditures	1,149	147
Other	1,176	1,143

	$5,008	$4,143

Other liabilities
Deferred rental income-communications towers	$700	$740
Deferred rent	1,431	1,347
Accrued taxes-unrecognized tax benefits	72	112
Deferred revenue	298	255
Post-retirement benefits and other non-current employee related liabilities	1,141	881
Other	958	870

	$4,600	$4,205

(1)	Includes liabilities in the amounts of $117 million and $121 million as of December 31, 2012 and 2011, respectively, for checks issued in excess of associated bank balances but not yet presented for collection.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11.	Income Taxes

Income tax expense consists of the following:

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Current income tax benefit (expense)
Federal	$34	$(1)	$48
State	22	(20)	15

Total current income tax benefit (expense)	56	(21)	63

Deferred income tax (expense) benefit
Federal	(199)	(136)	(270)
State	(10)	(95)	40

Total deferred income tax expense	(209)	(231)	(230)

Foreign income tax (expense) benefit	(1)	(2)	1

Total income tax expense	$(154)	$(254)	$(166)

The differences that caused our effective income tax rates to vary from the 35% federal statutory rate for income taxes were as follows:

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Income tax benefit at the federal statutory rate	$1,460	$923	$1,155
Effect of:
State income taxes, net of federal income tax effect	137	80	118
State law changes, net of federal income tax effect	(5)	(38)	—
Reduction (increase) in liability for unrecognized tax benefits	38	(1)	18
Tax expense related to equity awards	(15)	(13)	(42)
Change in valuation allowance	(1,756)	(1,221)	(1,418)
Other, net	(13)	16	3

Income tax expense	$(154)	$(254)	$(166)

Effective income tax rate	(3.7)%	(9.6)%	(5.0)%

Income tax (expense) benefit allocated to other items was as follows:

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Unrecognized net periodic pension and other postretirement benefit cost (1)	$—	$—	$5
Unrealized holding gains/losses on securities (1)	—	(1)	1

(1)	These amounts have been recognized in accumulated other comprehensive loss.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes are recognized for the temporary differences between the carrying amounts of our assets and liabilities for financial statement purposes and their tax bases. Deferred tax assets are also recorded for operating loss, capital loss and tax credit carryforwards. The sources of the differences that give rise to the deferred income tax assets and liabilities as of December 31, 2012 and 2011, along with the income tax effect of each, were as follows:

	December 31, 2012		December 31, 2011
	Current	Long-Term	Current	Long-Term
	(in millions)
Deferred tax assets
Net operating loss carryforwards	$—	$4,398	$—	$3,873
Capital loss carryforwards	—	126	—	52
Accruals and other liabilities	577	1,061	461	1,094
Tax credit carryforwards	—	431	—	471
Pension and other postretirement benefits	—	430	—	324

	577	6,446	461	5,814
Valuation allowance	(472)	(5,183)	(284)	(3,580)

	105	1,263	177	2,234

Deferred tax liabilities
Property, plant and equipment	—	420	—	1,527
Intangibles	—	6,855	—	6,720
Investments	—	802	—	855
Other	104	233	47	118

	104	8,310	47	9,220

Current deferred tax asset	$1		$130

Long-term deferred tax liability		$7,047		$6,986

The realization of deferred tax assets, including net operating loss carryforwards, is dependent on the generation of future taxable income sufficient to realize the tax deductions, carryforwards and credits. However, our history of consecutive annual losses reduces our ability to rely on expectations of future income in evaluating the ability to realize our deferred tax assets. Valuation allowances on deferred tax assets are recognized if it is determined that it is more likely than not that the asset will not be realized. As a result, the Company recognized an increase in the valuation allowance of $1.8 billion and $1.3 billion for the years ended December 31, 2012 and 2011, respectively, on deferred tax assets primarily related to federal and state net operating loss carryforwards generated during the period. The increase in the carrying amount of Sprint’s valuation allowance for the years ended December 31, 2012 and 2011 in excess of amounts recognized as a change in the valuation allowance in the current period income tax expense is primarily associated with the tax effect of items reflected in other comprehensive income, other accounts, and the expiration of net operating loss and tax credit carryforwards. We do not expect to record significant tax benefits on future net operating losses until our circumstances justify the recognition of such benefits.

We believe it is more likely than not that our remaining deferred income tax assets, net of the valuation allowance, will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

Income tax expense of $154 million, $254 million, and $166 million for the years ended December 31, 2012, 2011, and 2010, respectively, is primarily attributable to taxable temporary differences from amortization of FCC licenses. FCC licenses are amortized over 15 years for income tax purposes but, because these licenses have an indefinite life, they are not amortized for financial statement reporting purposes. This difference results in net deferred income tax expense since the taxable temporary difference cannot be scheduled to reverse during the loss carryforward period. In addition, during 2012, a $69 million tax benefit was recorded as a result of the successful resolution of various federal and state income tax uncertainties. During 2011, a $59 million expense was recorded as a result of the effect of changes in corporate state income tax laws.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During 2012, 2011 and 2010, we generated $319 million, $194 million, and $210 million, respectively, of foreign income, which is included in loss before income taxes. We have no material unremitted earnings of foreign subsidiaries. Cash was paid for income taxes, net, of $28 million and $35 million in 2012 and 2011, respectively. Cash refunds for income taxes were received, net, of $139 million in 2010.

As of December 31, 2012, we had federal operating loss carryforwards of $10.8 billion and state operating loss carryforwards of $14.9 billion. Related to these loss carryforwards, we have recorded federal tax benefits of $3.7 billion and net state tax benefits of $709 million before consideration of the valuation allowances. Approximately $971 million of the federal net operating loss carryforwards expire between 2016 and 2020. The remaining $9.8 billion expire in varying amounts between 2021 and 2032. The state operating loss carryforwards expire in varying amounts through 2032.

In addition, we had available, for income tax purposes, federal alternative minimum tax net operating loss carryforwards of $11.2 billion and state alternative minimum tax net operating loss carryforwards of $3.0 billion. The loss carryforwards expire in varying amounts through 2032. We also had available capital loss carryforwards of $342 million. Related to these capital loss carryforwards are tax benefits of $126 million. Capital loss carryforwards of $112 million expire in 2013 and the remaining $230 million expires between 2014 and 2017.

We also had available $431 million of federal and state income tax credit carryforwards as of December 31, 2012. Included in this amount are $7 million of income tax credits which expire prior to 2016 and $294 million which expire in varying amounts between 2016 and 2032. The remaining $130 million do not expire.

Unrecognized tax benefits are established for uncertain tax positions based upon estimates regarding potential future challenges to those positions at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. Interest related to these unrecognized tax benefits is recognized in interest expense. Penalties are recognized as additional income tax expense. The total unrecognized tax benefits attributable to uncertain tax positions as of December 31, 2012 and 2011 were $171 million and $225 million, respectively. At December 31, 2012, the total unrecognized tax benefits included items that would favorably affect the income tax provision by $151 million, if recognized without an offsetting valuation allowance adjustment. As of December 31, 2012 and 2011, the accrued liability for income tax related interest and penalties was $5 million and $26 million, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011
	(in millions)
Balance at January 1	$225	$228
Additions based on current year tax positions	1	4
Additions based on prior year tax positions	1	4
Reductions for prior year tax positions	(1)	(1)
Reductions for settlements	(52)	(2)
Reductions for lapse of statute of limitations	(3)	(8)

Balance at December 31	$171	$225

We file income tax returns in the U.S. federal jurisdiction and each state jurisdiction which imposes an income tax. We also file income tax returns in a number of foreign jurisdictions. However, our foreign income tax activity has been immaterial.

The Internal Revenue Service (IRS) has completed the examination of our 2007, 2008 and 2009 consolidated income tax returns. Settlement agreements were reached with the Appeals or Exam division of the IRS for examination issues in dispute for years prior to 2010. The issues were immaterial to our consolidated financial statements.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We are involved in multiple state income tax examinations related to various years beginning with 1996, which are in various stages of the examination, administrative review or appellate process. Based on our current knowledge of the examinations, administrative reviews and appellate processes, we believe it is reasonably possible a number of our uncertain tax positions may be resolved during the next twelve months which could result in a reduction of up to $25 million in our unrecognized tax benefits.

Note 12.	Spectrum Hosting

Our Network Vision multi-mode network technology is designed to utilize a single base station capable of handling various spectrum bands, including Sprint’s 800 MHz and 1.9 GHz spectrum as well as spectrum bands owned or accessed by other parties. In June 2011, we entered into a 15 -year arrangement with LightSquared LP and LightSquared Inc. (collectively, “LightSquared”). Under the terms of the arrangement, and in conjunction with our Network Vision deployment, we agreed to deploy and operate an LTE network capable of utilizing the 1.6 GHz spectrum licensed to or available to LightSquared during the term of the arrangement, a service we refer to as “spectrum hosting.” The arrangement contained contingencies related to possible interference issues with LightSquared’s spectrum, including the right of Sprint to terminate the arrangement if certain conditions were not met by LightSquared. As of December 31, 2011, we had received $310 million of advanced payments from LightSquared for future services to be performed under the spectrum hosting arrangement.

On March 16, 2012, because certain conditions were not met by LightSquared, we elected to terminate the arrangement. Because we have no future performance obligations with respect to the arrangement, we recognized $236 million of the advanced payments as other operating income within “Other, net” during 2012. We also refunded $67 million in prepayments LightSquared made to cover costs that were not ultimately incurred by Sprint and recognized the remaining $7 million within operating income as finalization of all remaining outstanding items subject to the termination and unwind provisions of the original arrangement. In addition, during 2012 we impaired approximately $66 million of capitalized assets that the Company no longer intends to deploy as a result of the termination of the spectrum hosting arrangement with LightSquared. The net gain of $170 million recorded in 2012 will be substantially offset in future periods by operating expenses related to non-cancellable executory contracts with vendors that the Company entered into in contemplation of providing the spectrum hosting services.

Note 13.	Commitments and Contingencies

Litigation, Claims and Assessments

In March 2009, a shareholder brought suit, Bennett v. Sprint Nextel Corp., in the U.S. District Court for the District of Kansas alleging that the Company and three of our former officers violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by failing adequately to disclose certain alleged operational difficulties subsequent to the Sprint-Nextel merger, and by purportedly issuing false and misleading statements regarding the write-down of goodwill. The plaintiff seeks class action status for purchasers of our common stock from October 26, 2006 to February 27, 2008. On January 6, 2011, the Court denied our motion to dismiss. Subsequently, our motion to certify the January 6, 2011 order for an interlocutory appeal was denied, and discovery has begun. The plaintiff moved to certify a class of bondholders as well as owners of common stock, and we have opposed that motion. We believe the complaint is without merit and intend to defend the matter vigorously. We do not expect the resolution of this matter to have a material adverse effect on our financial position or results of operations.

In addition, five related shareholder derivative suits were filed against the Company and certain of our present and/or former officers and directors. The first, Murphy v. Forsee, was filed in state court in Kansas on April 8, 2009, was removed to federal court, and was stayed by the court pending resolution of the motion to dismiss the Bennett case; the second, Randolph v. Forsee, was filed on July 15, 2010 in state court in Kansas, was removed to federal court, and was remanded back to state court; the third, Ross-Williams v. Bennett, et al., was filed in state court in Kansas on February 1, 2011; the fourth, Price v. Forsee, et al., was filed in state court in Kansas on April 15, 2011; and the fifth, Hartleib v. Forsee, et. al., was filed in federal court in Kansas on July 14, 2011. These cases are essentially stayed while we proceed with discovery in the Bennett case. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On April 19, 2012, the New York Attorney General filed a complaint alleging that Sprint has fraudulently failed to collect and pay more than $100 million in New York sales taxes on receipts from its sale of wireless telephone services since July 2005. The complaint seeks recovery of triple damages as well as penalties and interest. We moved to dismiss the complaint on June 14, 2012; that motion is fully briefed and we are awaiting a decision by the court. We believe the complaint is without merit and intend to defend this matter vigorously. On July 23, 2012, the SEC issued a formal order of investigation relating to the Company’s sales tax collection. The Company is cooperating with the staff of the SEC in connection with the investigation. The Company cannot predict the outcome of, or the time-frame for, the conclusion of the SEC investigation. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.

In addition, seven related shareholder derivative suits were filed against the Company and certain of its current and former officers and directors. Each suit alleges generally that the individual defendants breached their fiduciary duties to the Company and its shareholders by allegedly permitting, and failing to disclose, the actions alleged in the suit filed by the New York Attorney General. One suit, filed by the Louisiana Municipal Police Employees Retirement System, is pending in federal court in New York; one suit is pending in state court in Johnson County, Kansas; and five suits are pending in federal court in Kansas. The six Kansas suits have been stayed by agreement among the parties. The defendants filed a motion to dismiss the New York suit on September 19, 2012, and the motion is fully briefed; we are awaiting a ruling by the court. We do not expect the resolution of these matters to have a material adverse effect on our financial position or results of operations.

In addition, the Company has received several complaints purporting to assert claims on behalf of Sprint shareholders, alleging that members of the board of directors breached their fiduciary duties in agreeing to the SoftBank Merger, and otherwise challenging that transaction. There are five cases pending in state court in Johnson County, Kansas: UFCW Local 23 and Employers Pension Fund, et al. v. Bennett, et al., filed on October 25, 2012; Iron Workers Mid-South Pension Fund, et al. v. Hesse, et al., filed on October 25, 2012; City of Dearborn Heights Act 345 Police and Fire Retirement System v. Sprint Nextel Corp., et al., filed on October 12, 2012; Testani, et al. v. Sprint Nextel Corp., et al., filed on November 1, 2012; and Patten, et al. v. Sprint Nextel Corp., et al., filed on November 1, 2012. There is one case filed in federal court in the District of Kansas, entitled Gerbino, et al. v. Sprint Nextel Corp., et al., filed on November 15, 2012. The Company intends to defend these cases vigorously, and, because these cases are still in the preliminary stages, has not yet determined what effect the lawsuits will have, if any, on its financial position, results of operations, or cash flows.

The Company is also a defendant in several complaints filed by shareholders of Clearwire Corporation, asserting claims for breach of fiduciary duty by Sprint, and related claims and otherwise challenging the Clearwire Acquisition. There are four suits pending in Chancery Court in Delaware: Crest Financial Limited v. Sprint Nextel Corp., et al., filed on December 12, 2012; Katsman v. Prusch, et al., filed December 20, 2012; Feigeles, et al. v. Clearwire Corp., et al., filed December 28, 2012; and Litwin, et al. v. Sprint Nextel Corp., et al., filed January 2, 2013. There is one case filed in state court in King County, Washington, in which Sprint is a party, and that case and two other cases in which Sprint is not a party have been stayed in favor of the Delaware proceedings: Rowe, et al. v. Clearwire Corp., et al., filed December 31, 2012. The Company intends to defend these cases vigorously, and, because these cases are still in the preliminary stages, has not yet determined what effect the lawsuits will have, if any, on its financial position, results of operations, or cash flows.

Sprint is currently involved in numerous court actions alleging that Sprint is infringing various patents. Most of these cases effectively seek only monetary damages. A small number of these cases are brought by companies that sell products and seek injunctive relief as well. These cases have progressed to various degrees and a small number may go to trial if they are not otherwise resolved. Adverse resolution of these cases could require us to pay significant damages, cease certain activities, or cease selling the relevant products and services. In many circumstances, we would be indemnified for monetary losses that we incur with respect to the actions of our suppliers or service providers. We do not expect the resolution of these cases to have a material adverse effect on our financial position or results of operations.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Various other suits, inquiries, proceedings and claims, either asserted or unasserted, including purported class actions typical for a large business enterprise and intellectual property matters, are possible or pending against us or our subsidiaries. If our interpretation of certain laws or regulations, including those related to various federal or state matters such as sales, use or property taxes, or other charges were found to be mistaken, it could result in payments by us. While it is not possible to determine the ultimate disposition of each of these proceedings and whether they will be resolved consistent with our beliefs, we expect that the outcome of such proceedings, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations.

Spectrum Reconfiguration Obligations

In 2004, the FCC adopted a Report and Order that included new rules regarding interference in the 800 MHz band and a comprehensive plan to reconfigure the 800 MHz band (the “Report and Order”). The Report and Order provides for the exchange of a portion of our 800 MHz FCC spectrum licenses, and requires us to fund the cost incurred by public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band. Also, in exchange, we received licenses for 10 MHz of nationwide spectrum in the 1.9 GHz band; however, we were required to relocate and reimburse the incumbent licensees in this band for their costs of relocation to another band designated by the FCC. We completed all of our 1.9 GHz incumbent relocation and reimbursement obligations in the second half of 2010.

The minimum cash obligation is $2.8 billion under the Report and Order. We are, however, obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed $2.8 billion. As required under the terms of the Report and Order, a letter of credit has been secured to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. We submit the qualified 800 MHz relocation costs to the FCC for review for potential letter of credit reductions on a periodic basis. As a result of these reviews, our letter of credit was reduced from $2.5 billion at the start of the project to $859 million as of December 31, 2012, as approved by the FCC.

Total payments directly attributable to our performance under the Report and Order, from the inception of the program, are approximately $3.2 billion, of which $196 million was incurred related to FCC licenses during 2012. When incurred, these costs are generally accounted for either as property, plant and equipment or as additions to FCC licenses. Although costs incurred to date have exceeded $2.8 billion, not all of those costs have been reviewed and accepted as eligible by the transition administrator. Regardless, we continue to estimate that total eligible direct costs attributable to the spectrum reconfigurations will exceed the minimum cash obligation of $2.8 billion. This estimate is dependent on significant assumptions including the final licensee costs and costs associated with relocating licensees in the Mexican border region for which there is currently no approved border plan. As required by the Report and Order, the letter of credit had a minimum of $850 million, which was largely intended to protect both the relocating licensees as well as the United States Treasury should an anti-windfall payment be necessary. Given the significant progress that has been made, the total amounts spent to date, and the remaining forecasted amounts to be spent by the licensees, Sprint believes it is reasonable to allow the letter of credit to be reduced below $850 million. Accordingly, in January 2013, we submitted a Request for Declaratory Ruling to the FCC requesting two items: (i) that it declare that Sprint will not owe any anti-windfall payment to the US Treasury, because we have exceeded the $2.8 billion of required expenditures, and (ii) that the FCC remove the $850 million minimum for the letter of credit and allow further reductions based on quarterly estimates of remaining obligations. This Request for Declaratory Ruling is pending before the FCC.

Completion of the 800 MHz band reconfiguration was initially required by June 26, 2008. The FCC continues to grant 800 MHz public safety licensees additional time to complete their band reconfigurations which, in turn, delays Sprint’s access to some of our 800 MHz replacement channels. Accordingly, we will continue to transition to our 800 MHz replacement channels consistent with public safety licensees’ reconfiguration progress. On May 24, 2012, the FCC revised its rules to authorize Sprint to deploy wireless broadband services, such as CDMA and LTE, on its 800 MHz spectrum, including channels that become available to Sprint upon completion of the 800 MHz band reconfiguration program. We anticipate that the continuing reconfiguration progress will be sufficient to support the 800 MHz portion of Sprint’s Network Vision rollout.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating Leases

We lease various equipment, office facilities, retail outlets and kiosks, switching facilities and cell sites under operating leases. The non-cancelable portion of these leases generally ranges from monthly up to 15 years. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Our lease term for most leases includes the initial non-cancelable term plus at least one renewal period, if the non-cancelable term is less than ten years, as the exercise of the related renewal option or options is reasonably assured. Our cell site leases generally provide for an initial non-cancelable term of five to twelve years with up to five renewal options for five years each.

During 2011 and 2012, we renegotiated cell site leases in connection with Network Vision. As a result, future operating lease payments related to cell sites that were disclosed in 2011 decreased slightly in 2012. The decrease is primarily due to having fewer sites as a result of the shut-down of certain Nextel network cell sites in conjunction with Network Vision. Our rental commitments for operating leases, including lease renewals that are reasonably assured, consisted mainly of leases for cell and switch sites, real estate, information technology and network equipment and office space.

As of December 31, 2012, operating lease commitments in future years were as follows:

(in millions)
2013	$1,880
2014	1,863
2015	1,668
2016	1,542
2017	1,437
2018 and thereafter	7,276

$15,666

Total rental expense was $2.0 billion in 2012, $1.9 billion in 2011, and $1.8 billion in 2010. Total rent expense increased in 2012 as compared to 2011 primarily as a result of rent leveling charges associated with renegotiated cell site leases in 2011 and 2012.

Commitments

We are a party to other commitments, which includes, among other things, service, spectrum, network capacity and other executory contracts in connection with conducting our business. As of December 31, 2012, the minimum estimated amounts due under other commitments were as follows:

(in millions)
2013	$17,464
2014	5,357
2015	4,798
2016	1,046
2017	643
2018 and thereafter	1,156

$30,464

Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are a party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14.	Shareholders’ Equity and Per Share Data

Our articles of incorporation authorize 6,620,000,000 shares of capital stock as follows:

•	6,000,000,000 shares of Series 1 voting common stock, par value $2.00 per share;

•	500,000,000 shares of Series 2 voting common stock, par value $2.00 per share;

•	100,000,000 shares of non-voting common stock, par value $0.01 per share; and

•	20,000,000 shares of preferred stock, no par value per share.

Classes of Common Stock

Series 1 Common Stock

The holders of our Series 1 common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There were about 3.0 billion shares of Series 1 common stock outstanding as of December 31, 2012.

Series 2 Common Stock

The holders of our Series 2 common stock are entitled to 10% of one vote per share, but otherwise have rights that are substantially identical to those of the Series 1 common stock. In 2011, the remaining 35 million Series 2 shares were converted to 35 million Series 1 shares, resulting in a $38 million and $168 million reduction in common shares and paid-in capital, respectively, and a corresponding $206 million reduction in treasury shares. As a result, there were no shares of Series 2 common stock outstanding as of December 31, 2012.

Treasury Shares

Shares of common stock repurchased by us are recorded at cost as treasury shares and result in a reduction of shareholders’ equity. We reissue treasury shares as part of our shareholder approved stock-based compensation programs, as well as upon conversion of outstanding securities that are convertible into common stock. When shares are reissued, we determine the cost using the FIFO method.

Dividends

We did not declare any dividends on our common shares in 2012, 2011, or 2010. We are currently restricted from paying cash dividends by the terms of our revolving bank credit facility as described in note 8.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, net of tax are as follows:

	As of December 31,
	2012	2011
	(in millions)
Unrecognized net periodic pension and postretirement benefit cost	$(1,169)	$(830)
Unrealized net gains related to investments	9	7
Foreign currency translation adjustments	27	31

Accumulated other comprehensive loss	$(1,133)	$(792)

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Per Share Data

Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share adjusts basic earnings (loss) per common share, computed using the treasury stock method, for the effects of potentially dilutive common shares, if the effect is not antidilutive. Potentially dilutive common shares issuable under our equity-based compensation plans where the average market price exceeded the exercise price were 44 million, 27 million, and 30 million shares as of December 31, 2012, 2011, and 2010, respectively. In addition, all approximately 590 million shares issuable upon the conversion of our convertible bond would also be dilutive to earnings per common share. However, all such potentially dilutive shares were antidilutive for 2012, 2011 and 2010 and, therefore, have no effect on our determination of dilutive weighted average number of shares outstanding.

Note 15.	Segments

Sprint operates two reportable segments: Wireless and Wireline.

•

Wireless primarily includes retail, wholesale and affiliate revenue from a wide array of wireless voice and data transmission services and equipment revenue from the sale of wireless devices and accessories in the U.S., Puerto Rico and the U.S. Virgin Islands.

•

Wireline primarily includes revenue from domestic and international wireline voice and data communication services, including services to the cable multiple systems operators that resell our local and long distance services and use our back office systems and network assets in support of their telephone service provided over cable facilities primarily to residential end-use subscribers.

We define segment earnings as wireless or wireline operating (loss) income before other segment expenses such as depreciation, amortization, severance, exit costs, goodwill impairments, asset impairments, and other items, if any, solely and directly attributable to the segment representing items of a non-recurring or unusual nature. Expense and income items excluded from segment earnings are managed at the corporate level. Transactions between segments are generally accounted for based on market rates, which we believe approximate fair value. The Company generally re-establishes these rates at the beginning of each fiscal year. Over the past several years, there has been an industry-wide trend of lower rates due to increased competition from other wireline and wireless communications companies as well as cable and Internet service providers.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Segment financial information is as follows:

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
2012
Net operating revenues (3)	$32,355	$2,999	$12	$35,366
Inter-segment revenues (1)	—	882	(882)	—
Total segment operating expenses (3)	(28,208)	(3,232)	877	(30,563)

Segment earnings	$4,147	$649	$7	4,803

Less:
Depreciation and amortization				(6,543)
Business combination and hurricane-related charges (3)				(64)
Other, net (2)				(16)

Operating loss				(1,820)
Interest expense				(1,428)
Equity in losses of unconsolidated investments, net			$(1,114)	(1,114)

Other income, net				190

Loss before income taxes				$(4,172)

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
2011
Net operating revenues	$30,301	$3,370	$8	$33,679
Inter-segment revenues (1)	—	956	(956)	—
Total segment operating expenses	(26,034)	(3,526)	953	(28,607)

Segment earnings	$4,267	$800	$5	5,072

Less:
Depreciation and amortization				(4,858)
Other, net (2)				(106)

Operating income				108
Interest expense				(1,011)
Equity in losses of unconsolidated investments, net			$(1,730)	(1,730)

Other expense, net				(3)

Loss before income taxes				$(2,636)

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations Information	Wireless	Wireline	Corporate, Other and Eliminations	Consolidated
	(in millions)
2010
Net operating revenues	$28,597	$3,959	$7	$32,563
Inter-segment revenues (1)	—	1,081	(1,081)	—
Total segment operating expenses	(24,066)	(3,950)	1,086	(26,930)

Segment earnings	$4,531	$1,090	$12	5,633

Less:
Depreciation and amortization				(6,248)
Other, net (2)				20

Operating loss				(595)
Interest expense				(1,464)
Equity in losses of unconsolidated investments, net			$(1,286)	(1,286)

Other income, net				46

Loss before income taxes				$(3,299)

Other Information	Wireless	Wireline	Corporate, Other and Eliminations (4)	Consolidated
	(in millions)
2012
Capital expenditures	$3,753	$240	$268	$4,261
Total assets	38,297	2,195	11,078	51,570
2011
Capital expenditures	$2,702	$168	$260	$3,130
Total assets	37,606	2,355	9,422	49,383
2010
Capital expenditures	$1,455	$223	$257	$1,935
Total assets	38,445	2,655	10,554	51,654

(1)	Inter-segment revenues consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.
(2)	For 2012, other, net consists of $196 million of lease exit costs and $102 million of asset impairment charges, partially offset by net operating income of $236 million associated with the termination of the spectrum hosting arrangement with LightSquared (see Note 12), a gain of $29 million on spectrum swap transactions, and a benefit of $17 million resulting from favorable developments relating to access cost disputes associated with prior periods. For 2011 and 2010, other, net consists primarily of severance, exit costs and asset impairments offset by gains from other asset dispositions and exchanges (See note 9).
(3)	Includes $45 million of hurricane-related charges for 2012, which are classified in our consolidated statements of comprehensive loss as follows: $21 million as contra-revenue in net operating revenues of Wireless, $20 million as cost of services and products ( $17 million Wireless; $3 million Wireline), and $4 million as selling, general and administrative expenses of Wireless. Also includes $19 million of business combination charges for fees paid to unrelated parties necessary for the proposed transactions with SoftBank and Clearwire, which is included in our corporate segment and is classified in our consolidated statements of comprehensive loss as selling, general and administrative expenses.
(4)	Corporate assets are not allocated to the operating segments and consist primarily of cash and cash equivalents, the corporate headquarters campus, our equity method investment in Clearwire, other assets managed at a corporate level. Corporate capital expenditures include various administrative assets.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Operating Revenues by Service and Products	Wireless	Wireline	Corporate, Other and Eliminations (1)	Consolidated
	(in millions)
2012
Wireless services (2)	$28,624	$—	$—	$28,624
Wireless equipment	3,248	—	—	3,248
Voice	—	1,627	(515)	1,112
Data	—	398	(176)	222
Internet	—	1,781	(190)	1,591
Other	483	75	11	569

Total net operating revenues	$32,355	$3,881	$(870)	$35,366

2011
Wireless services	$27,129	$—	$—	$27,129
Wireless equipment	2,911	—	—	2,911
Voice	—	1,915	(643)	1,272
Data	—	460	(163)	297
Internet	—	1,878	(151)	1,727
Other	261	73	9	343

Total net operating revenues	$30,301	$4,326	$(948)	$33,679

2010
Wireless services	$25,677	$—	$—	$25,677
Wireless equipment	2,703	—	—	2,703
Voice	—	2,249	(732)	1,517
Data	—	519	(140)	379
Internet	—	2,175	(209)	1,966
Other	217	97	7	321

Total net operating revenues	$28,597	$5,040	$(1,074)	$32,563

(1)	Revenues eliminated in consolidation consist primarily of wireline services provided to the Wireless segment for resale to or use by wireless subscribers.
(2)	Wireless services related to the Wireless segment in 2012 excludes $21 million of hurricane-related contra-revenue charges reflected in net operating revenues in our consolidated statement of comprehensive loss.

SPRINT NEXTEL CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16.	Quarterly Financial Data (Unaudited)

	Quarter
	1st	2nd	3rd	4th
	(in millions, except per share amounts)
2012
Net operating revenues	$8,734	$8,843	$8,763	$9,005
Operating loss	(255)	(629)	(231)	(705)
Net loss	(863)	(1,374)	(767)	(1,322)
Basic and diluted loss per common share (1)	$(0.29)	$(0.46)	$(0.26)	$(0.44)

	Quarter
	1st	2nd	3rd	4th
	(in millions, except per share amounts)
2011
Net operating revenues	$8,313	$8,311	$8,333	$8,722
Operating income (loss)	259	79	208	(438)
Net loss	(439)	(847)	(301)	(1,303)
Basic and diluted loss per common share (1)	(0.15)	(0.28)	(0.10)	(0.43)

(1)	The sum of the quarterly earnings per share amounts may not equal the annual amounts because of the changes in the weighted average number of shares outstanding during the year.

Note 17.	Subsequent Events

On February 28, 2013 we e ntered into a new $2.8 billion unsecured revolving credit facility that expires in February 2018 with an interest rate equal to the LIBOR plus a spread that varies depending on the Company’s credit ratings. This new credit facility replaced the $2.2 billion revolving credit facility that was due to expire in October 2013.